Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

ANNOUNCES FURTHER DELAY IN THE FILING OF ITS FORM 10-Q FOR THE QUARTER
ENDED SEPTEMBER 30, 2004 AND CHANGES IN THE SENIOR MANAGEMENT OF ITS
COMPMANAGEMENT, INC. AND WC HOLDINGS, INC. SUBSIDIARIES

Greenwich, CT – January 5, 2005 – Security Capital Corporation (AMEX: SCC) (the “Company”) announced today that it has notified the American Stock Exchange (“AMEX”) that it currently expects to file its Form 10-Q for the quarter ended September 30, 2004 (the “Third Quarter Form 10-Q”) by March 1, 2005.  As previously announced, the Company had expected to file its Third Quarter Form 10-Q by January 6, 2005.  The delay is the result of the need for more time to complete the previously announced internal investigation, being conducted by the Company’s Audit Committee with the assistance of independent counsel, into certain management conflict of interest, control and financial disclosure issues, including certain related-party transactions, involving its CompManagement, Inc. (“CMI”) subsidiary and entities in the industry owned by certain officers of CMI.

As previously announced, on December 9, 2004 AMEX granted the Company an extension until January 6, 2005 to add an independent director to the Company’s Audit Committee and to file its Third Quarter Form 10-Q.  As announced by the Company on December 28, 2004, Robert M. Williams, Sr. has been appointed to the Company’s Board and Audit Committee.  On January 3, 2005, the Company notified AMEX that its Audit Committee is diligently pursuing the investigation, but now estimates that it needs until March 1, 2005 to complete the investigation and to file the Third Quarter Form 10-Q.

The Company also announced today that, as a result of the Audit Committee’s investigation to date, the Company’s Board, upon the recommendation of the Audit Committee, terminated, on January 3, 2005, the employment of Robert Bossart, the Chief Executive Officer of CMI and WC Holdings, Inc. (“WC Holdings”), and Paul Miller, the Chief Financial Officer and General Counsel of CMI and WC Holdings, for cause under their employment agreements.  WC Holdings holds 100% of the outstanding shares of CMI.  Stephen Brown has replaced Mr. Bossart as Chief Executive Officer of CMI and WC Holdings.  Mr. Brown has over 13 years of industry experience and is the Chief Executive Officer of Octagon Risk Services, Inc., which was acquired by CMI in October 2003 and is CMI’s largest subsidiary.  William Schlueter, the Company’s Vice President and Chief Financial Officer, will serve as Acting Chief Financial Officer of CMI and WC Holdings until a successor to Mr. Miller is named.

As previously announced, it is currently expected that the outcome of the Audit Committee’s investigation will not have a material impact on the Company’s financial position at September 30, 2004 or its results of operations or cash flows for the three- and nine-month periods then ended.  Additionally, it is currently expected that, other than the impact of the cost of performing such investigation and other supplemental procedures, which the Company cannot reasonably estimate at this time, the outcome of such efforts will not have a material impact on the Company’s financial position at December 31, 2004 or its results of operations or cash flows for the 12-month period then ended.  The Company does not currently expect to restate its financial results for any prior periods and expects to timely file its Annual Report on Form 10-K for the year ended December 31, 2004.

The Company will submit to AMEX a revised plan of compliance related to the filing of the Third Quarter Form 10-Q by March 1, 2005.  If such revised plan is not accepted by AMEX, or if the Company is unable to comply with the agreed plan to file its Third Quarter Form 10-Q by March 1, 2005 (or otherwise fails to make progress consistent with its revised plan), AMEX may take adverse action, including initiating delisting proceedings.

The Company’s two reportable segments are employer cost containment and health services, and educational services.  The employer cost containment and health services segment consists of WC Holdings, which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith.  The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast and Southwest.

This filing contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.  Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in Ohio, California and the other states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, the completion of the Audit Committee’s internal investigation, the Company’s ability to file its Third Quarter Form 10-Q, the Company’s ability to regain compliance with AMEX’s continued listing standards and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.